UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Mitcham Industries, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MITCHAM INDUSTRIES, INC.

8141 SH 75 SOUTH
P.O. BOX 1175
HUNTSVILLE, TEXAS 77342-1175

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JULY 27, 2010

To our Shareholders:

We will hold the Annual Meeting of Shareholders of Mitcham Industries, Inc., a Texas corporation, on Tuesday, July 27, 2010, at the Houston Marriott North, 225 North Sam Houston Parkway East, Houston, Texas 77060 at 9:00 a.m., local time. At the Annual Meeting, shareholders will be asked to:

1.	Elect six individuals to serve on our Board of Directors until the next annual meeting of shareholders, each until their respective successors are duly elected and qualified;

2.	Ratify the selection by the Audit Committee of our Board of Directors of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2011; and

3.	Transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Our Board of Directors has established the close of business on May 28, 2010 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders to be held July 27, 2010, and any adjournment or postponement thereof.

A list of all shareholders will be available for inspection at our Annual Meeting, and during normal business hours at least ten days prior thereto, at our offices, which are located at 8141 SH 75 South, Huntsville, Texas 77340.

Sincerely,

Billy F. Mitcham, Jr.
President and Chief Executive Officer

EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ACCOMPANYING ENVELOPE OR USE THE TELEPHONE OR INTERNET VOTING.

June 4, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JULY 27, 2010.

The Notice of Annual Meeting of Shareholders, our Proxy Statement for the Annual Meeting and our Annual Report to Shareholders for the fiscal year ended January 31, 2010 are available at www.proxyvote.com

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MITCHAM INDUSTRIES, INC.
8141 SH 75 South
P.O. Box 1175
Huntsville, Texas 77342-1175

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
To be Held July 27, 2010

SOLICITATION OF PROXIES

Purpose, Place, Date and Time

This proxy statement is furnished in connection with the solicitation by the Board of Directors (our “Board”) of Mitcham Industries, Inc., a Texas corporation, of proxies from the holders of record of our common stock, par value $0.01 per share, at the close of business on May 28, 2010, for use in voting at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Houston Marriott North, 225 North Sam Houston Parkway East, Houston, Texas 77060 at 9:00 a.m., local time, on Tuesday, July 27, 2010, and any adjournment or postponement thereof. You can find directions to the Annual Meeting by visiting our website at http://www.mitchamindustries.com and clicking on the “Investor Relations” link.

The Notice of Annual Meeting, this proxy statement, the attached proxy card and our Annual Report for the fiscal year ended January 31, 2010 are being mailed together on or about June 4, 2010 to each of our shareholders entitled to notice of and to vote at the Annual Meeting.

Properly executed proxies will be voted as directed. If no direction is indicated therein, proxies received in response to this solicitation will be voted FOR: (1) the election of each of the six individuals nominated for election as directors; (2) the ratification of the selection of Hein & Associates LLP as our independent registered public accounting firm by our Audit Committee for the fiscal year ending January 31, 2011; and (3) as recommended by our Board with regard to any other matters that properly come before the Annual Meeting, or if no recommendation is given, at the discretion of the appointed proxies.

Expenses of Solicitation

We will bear the entire cost of soliciting proxies, including the cost of the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our shareholders in connection with the Annual Meeting. In addition to this solicitation by mail, our directors, officers and other employees may solicit proxies by use of mail, telephone, facsimile, electronic means, in person or otherwise. These persons will not receive any additional compensation for assisting in the solicitation but may be reimbursed for reasonable out-of-pocket expenses in connection with the solicitation. We have retained Broadridge Investor Communication Services to aid in the distribution of proxy materials and to provide voting and tabulation services for the Annual Meeting. For these services, we will pay Broadridge a fee of approximately $11,000 and reimburse it for certain expenses. In addition, we will reimburse brokerage firms, nominees, fiduciaries, custodians and other agents for their expenses in distributing proxy material to the beneficial owners of our common stock.

Shareholders Sharing the Same Last Name and Address

We are sending only one copy of our proxy statement and Annual Report to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs.

If you received a householded mailing this year and you would like to have additional copies of our proxy statement and Annual Report mailed to you or you would like to opt out of this practice for future mailings, we will promptly deliver such additional copies to you if you submit your request to our Corporate Secretary in writing at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175, or call us at 936-291-2277. You may also contact us in the same manner if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

VOTING OF SECURITIES

Record Date; Shareholders Entitled to Vote

Our Board has fixed the close of business on May 28, 2010 as the record date for determining the holders of shares of common stock entitled to notice of and to vote at the Annual Meeting. As of the close of business on May 28, 2009, there were 9,812,294 issued and outstanding shares of common stock, each of which is entitled to one vote on each item of business to be conducted at the Annual Meeting.

For a period of at least 10 days prior to the Annual Meeting, a list of the shareholders entitled to vote at the Annual Meeting will be available for inspection during normal business hours at our principal place of business, which is located at 8141 SH 75 South, Huntsville, Texas 77340.

Quorum

Our Second Amended and Restated Bylaws provide that a majority of the outstanding shares of common stock entitled to vote, represented either in person or by proxy, will constitute a quorum for the transaction of business. Consequently, holders of at least 4,906,148 shares of our common stock must be present either in person or by proxy to establish a quorum for the Annual Meeting.

Abstentions and Broker Non-Votes

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions occur when shareholders are present at the Annual Meeting but choose to withhold their vote for any of the matters upon which the shareholders are voting. “Broker non-votes” occur when other holders of record (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the Annual Meeting and do not have discretionary authority to vote those shares if they do not receive timely instructions from the beneficial owners. At the Annual Meeting, brokers will not have discretionary authority to vote on proposal no. 1 (election of directors) in the absence of timely instructions from the beneficial owners; however, brokers will have discretionary authority to vote on proposal no. 2 (ratification of independent registered accounting firm selection). As a consequence, there will be no broker non-votes with regard to proposal no. 2.

You may vote “FOR” or “WITHHOLD AUTHORITY” for each director nominee. If you vote “WITHHOLD AUTHORITY,” your vote will be counted for purposes of determining the presence or absence of a quorum but will have no legal effect on the election of directors under Texas law.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on our proposal to ratify the selection of our independent registered public accounting firm. In the ratification of the appointment of our independent registered public accounting firm, abstentions will have the same effect as a vote “AGAINST” ratification.

Vote Required

Assuming a quorum is present, the election of directors will require a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote in the election of directors. The proposal to ratify selection of the independent registered public accounting firm will require the affirmative vote of a majority of the shares entitled to vote on, and that vote, for, against or expressly abstain, with respect to the proposal at the Annual Meeting.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate votes for and against and abstentions.

Revocation of Proxies

If you are a registered shareholder (meaning your shares are registered directly in your name with our transfer agent) you may revoke your proxy at any time prior to the vote tabulation at the Annual Meeting by: (1) sending in an executed proxy card with a later date, (2) timely submitting a proxy with new voting instructions by telephone or over the Internet, (3) sending a written notice of revocation by mail to P.O. Box 1175, Huntsville, Texas 77342-1175 marked “Proxy Information Enclosed, Attention: Corporate Secretary” or (4) attending and voting in person by completing a ballot at the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a completed and delivered proxy card.

If you are a street name shareholder (meaning that your shares are held in a brokerage account by a bank, broker or other nominee) and you vote by proxy, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with that entity’s procedures.

CORPORATE GOVERNANCE

The following sections summarize information about our corporate governance policies, our Board and its committees and the director nomination process.

Our Governance Practices

General

We are committed to sound corporate governance principles. To evidence this commitment, our Board has adopted charters for its committees and a Code of Ethics. These documents provide the framework for our corporate governance. A complete copy of the current version of each of these documents is available on our website at http://www.mitchamindustries.com or in print, free of charge, to any shareholder who requests it by contacting us by mail at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175, Attention: Corporate Secretary, or by telephone (936) 291-2277. Our Board regularly reviews corporate governance developments and modifies our governance documents as appropriate.

Code of Ethics

Our Board has adopted a Code of Ethics that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and our Corporate Controller, to ensure that our business is conducted in a legal and ethical manner.

All of our directors, officers and employees are required to certify their compliance with the Code of Ethics. The Code of Ethics requires that any exception to or waiver for an executive officer or director be made only by our Board and disclosed as required by law and the listing standards of The NASDAQ Stock Market LLC (the “NASDAQ Listing Standards”). To date, we have neither received any requests for, nor granted, waivers of the Code of Ethics for any of our executive officers or directors.

Among other things, the Code of Ethics addresses:

•	conflicts of interest;

•	insider trading;

•	record keeping and questionable accounting or auditing matters;

•	corporate opportunities;

•	confidentiality;

•	competition and fair dealing;

•	protection and proper use of our company assets; and

•	reporting of any illegal or unethical behavior.

It is our policy that there shall be no acts of retaliation, intimidation, threat, coercion or discrimination against any individual for truthfully reporting, furnishing information or assisting or participating in any manner in an investigation, compliance review or other activity related to the administration of the Code of Ethics.

Our Board

Determination of Director Independence

As required under the NASDAQ Listing Standards, a majority of the members of our Board must qualify as independent, as affirmatively determined by our Board. Our Board evaluated all relevant transactions and relationships between each director, or any of his or her family members, and our company, senior management and independent registered accounting firm. Based on this evaluation, our Board has determined that Messrs. John F. Schwalbe, R. Dean Lewis, Robert J. Albers and Peter H. Blum are each an independent director, as that term is defined in the NASDAQ Listing Standards. Messrs. Schwalbe, Lewis, Albers and Blum constitute a majority of the members of our Board. Mr. Billy F. Mitcham, Jr. is not independent because he currently serves as our President and Chief Executive Officer. Mr. Robert P. Capps is not independent because he currently serves as our Executive Vice President of Finance and Chief Financial Officer.

Attendance at Board and Committee Meetings

During the fiscal year ended January 31, 2010, our Board held seven meetings. Each individual serving as a director during such period attended all meetings of our Board, with the exception of one member who did not attend one of the meetings. Each Board committee member attended all of the meetings held by the Board committees on which he served during the fiscal year.

Attendance at Annual Meetings

Our policy is to encourage our directors to attend the annual meetings of our shareholders. All nominees who are currently serving as directors attended the annual meeting of our shareholders in July 2009.

Leadership Structure and Role in Risk Oversight

Our Board separated the positions of Chairman of the Board and Chief Executive Officer in 2004 and elected Peter H. Blum, a non-employee independent director, as our Chairman, and Billy F. Mitcham, Jr. as our President and Chief Executive Officer. Separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing the Chairman to lead our Board in its fundamental role of providing advice to, and independent oversight, of management. Our Board recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our Chairman, particularly as our Board’s oversight responsibilities continue to grow. While our Bylaws do not require that our Chairman and Chief Executive Officer positions be separate, our Board believes that having separate positions and having an independent outside director serve as Chairman is the appropriate leadership structure for our company at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic, environmental and regulatory risks, and others, such as the impact of competition, technological changes and weather conditions. Management is responsible for the day-to-day management of risks our company faces, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

Our Board believes that establishing the right “tone at the top” and that full and open communication between management and our Board are essential for effective risk management and oversight. Our Chairman has regular discussions with our President and Chief Executive Officer and other senior officers to discuss strategy and risks facing our company. Senior management attends the quarterly Board meetings and is available to address any questions or concerns raised by our Board on risk management-related and any other matters. Each quarter, our Board receives presentations from senior management on strategic matters involving our operations.

While our Board is ultimately responsible for risk oversight at our company, our three Board committees assist our Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with the NASDAQ Listing Standards, discusses policies with respect to risk assessment and risk management. The Compensation Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers and corporate governance.

Shareholder Communications with Our Board

Our Board welcomes communications from our shareholders. Shareholders may send communications to our Board, or any director in particular, by contacting us by mail at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175, Attention: Corporate Secretary or via e-mail through our website at http://www.mitchamindustries.com. Each communication must (1) identify the sender, (2) identify the applicable director(s) and (3) contain the information necessary to enable the director(s) to contact the sender. Our Corporate Secretary will relay this information to the applicable director(s) and request that the sender be contacted as soon as possible.

Committees of Our Board

As of the date of this proxy statement, our Board has standing Audit, Compensation and Nominating Committees. Our Board, in its business judgment, has determined that each committee is comprised entirely of independent directors as currently required under the NASDAQ Listing Standards and applicable rules and requirements of the Securities and Exchange Commission. Each committee is governed by a written charter approved by the full Board.

Audit Committee

The Audit Committee has been established to assist our Board in:

•	overseeing the quality and integrity of our financial statements and other financial information we provide to any governmental body or the public;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing the independent registered public accounting firm’s qualifications, independence and performance;

•	overseeing our systems of internal controls regarding finance, accounting and legal compliance that our management and our Board have established;

•	facilitating an open avenue of communication among the registered independent accountants, financial and senior management, and our Board, with the registered independent accountants being accountable to the Audit Committee; and

•	performing such other duties as directed by our Board.

In connection with these purposes, the Audit Committee annually selects, engages and evaluates the performance and ongoing qualifications of, and determines the compensation for, our independent registered public accounting firm, reviews our annual and quarterly financial statements and confirms the independence of our independent registered public accounting firm. The Audit Committee also meets with our management and external registered public accounting firm regarding the adequacy of our financial controls and our compliance with legal, tax and regulatory matters and significant internal policies. While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits, to determine that our financial statements are complete and accurate or to determine that such statements are in accordance with accounting principles generally accepted in the United States (“U.S.”) and other applicable rules and regulations. Our management is responsible for the preparation of our financial statements in accordance with accounting principles generally accepted in the U.S. and our internal controls. Our independent registered public accounting firm is responsible for the audit work on our financial statements. It is also not the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations and our policies and procedures. Our management is responsible for compliance with laws and regulations and compliance with our policies and procedures.

During the fiscal year ended January 31, 2010, the Audit Committee held four meetings. The Audit Committee currently consists of Messrs. Schwalbe (Chairman), Lewis and Albers. Our Board has determined that all members of the Audit Committee are independent as that term is defined in the NASDAQ Listing Standards and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board also has determined that each member of the Audit Committee is financially literate and that Mr. Schwalbe has the necessary accounting and financial expertise to serve as chairman. Further, our Board has determined that Mr. Schwalbe is an “audit committee financial expert” following a determination that Mr. Schwalbe met the criteria for such designation under the Securities and Exchange Commission’s rules and regulations. For information regarding Mr. Schwalbe’s business experience, see “Proposal 1 — Election of Directors — Information About Director Nominees.”

The report of the Audit Committee appears under the heading “Audit Committee Report” below.

Compensation Committee

Pursuant to its charter, the purposes of our Compensation Committee are to:

•	review, evaluate and approve the agreements, plans, policies and programs to compensate our officers and directors;

•	review and discuss with our management the Compensation Discussion and Analysis to be included in the proxy statement for our annual meeting of shareholders and to determine whether to recommend to our Board that the Compensation Discussion and Analysis be included in the proxy statement, in accordance with applicable rules and regulations;

•	produce the Compensation Committee Report for inclusion in the proxy statement, in accordance with applicable rules and regulations;

•	otherwise discharge our Board’s responsibilities relating to compensation of our officers and directors; and

•	perform such other functions as our Board may assign to the committee from time to time.

In connection with these purposes, our Board has entrusted the Compensation Committee with the overall responsibility for establishing, implementing and monitoring the compensation for our executive officers. In general, executive compensation matters are presented to the Compensation Committee or raised with the Compensation Committee in one of the following ways: (1) at the request of the Compensation Committee Chairman or another Compensation Committee member or member of our Board, (2) in accordance with the Compensation Committee’s agenda, which is reviewed by the Compensation Committee members and other directors on an annual basis, (3) by our Chief Executive Officer or (4) by the Compensation Committee’s outside compensation consultant, if a consultant has been engaged by the Compensation Committee.

The Compensation Committee works with the management team and our Chief Executive Officer to implement and promote our executive compensation strategy. The most significant aspects of management’s involvement in this process are:

•	preparing materials in advance of Compensation Committee meetings for review by the Compensation Committee members;

•	evaluating employee performance;

•	establishing our business goals; and

•	recommending the compensation arrangements and components for our employees.

Our Chief Executive Officer is instrumental to this process. Specifically, our Chief Executive Officer assists the Compensation Committee by:

•	providing background information regarding our business goals;

•	annually reviewing performance of each of our executive officers (other than himself); and

•	recommending compensation arrangements and components for our executive officers (other than himself).

Our other executive officers do not play a role in their own compensation determination, other than discussing individual performance objectives with our Chief Executive Officer.

Pursuant to its charter, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of our executive officers and directors and also has the sole authority to approve the consultant’s fees and other retention terms. In March 2010, the Compensation Committee engaged Longnecker & Associates (the “Consultant)”) to assist in evaluating and designing the compensation program for our executive officers and directors. The Compensation Committee had not engaged a compensation consultant since 2007.

The Consultant was engaged directly by the Compensation Committee and did not provide any other services to the Company. The Compensation Committee directed Longnecker to review our existing executive compensation program, compare it to that of other companies and make recommendations as to possible modifications to the program.

Together with management and any counsel or other advisors deemed appropriate by the Compensation Committee, the Compensation Committee typically reviews and discusses the particular executive compensation matter presented and makes a final determination.

To the extent permitted by applicable law, the Compensation Committee may form and delegate some or all of its authority under its charter to subcommittees when it deems such action appropriate.

During the fiscal year ended January 31, 2010, the Compensation Committee held three meetings. The Compensation Committee currently consists of Messrs. Schwalbe, Lewis, Albers and Blum (Chairman).

The report of the Compensation Committee appears under the heading “Compensation Committee Report” below.

Nominating Committee

The purposes of the Nominating Committee, as stated in its charter, include the following:

•	identify individuals qualified to become Board members;

•	recommend to our Board the persons to be nominated by our Board for election as directors at the annual meeting of shareholders; and

•	perform such other functions as our Board may assign to the committee from time to time.

During the fiscal year ended January 31, 2010, the Nominating Committee did not meet. The Nominating Committee currently consists of Messrs. Schwalbe, Lewis and Blum (Chairman).

Director Nomination Process

The Nominating Committee is responsible for establishing criteria for selecting new directors, actively seeking individuals to become directors and recommending such individuals to our Board. In seeking candidates for our Board, the Nominating Committee will consider the entirety of each candidate’s credentials. Currently, the Nominating Committee does not require director candidates to possess a specific set of minimum qualifications, as different factors may assume greater or lesser significance at particular times, and the needs of our Board may vary in light of its composition and the Nominating Committee’s perceptions about future issues and needs. However, while the Nominating Committee does not maintain a formal list of qualifications, in making its evaluation and recommendation of candidates, the Nominating Committee may consider, among other factors, diversity, age, skill, experience in the context of the needs of our Board, independence qualifications and whether prospective nominees have relevant business and financial experience, have industry or other specialized expertise and have high moral character. As set forth above, the Nominating Committee may consider diversity as one of a number of factors in identifying nominees for director. It does not, however, have a formal policy in this regard. The Nominating Committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race or gender.

The Nominating Committee may consider candidates for our Board from any reasonable source, including from a search firm engaged by the Nominating Committee or shareholder recommendations, provided that the procedures set forth below are followed. The Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate is recommended by a shareholder or not. However, in evaluating a candidate’s relevant business experience, the Nominating Committee may consider previous experience as a member of our Board.

Shareholders or a group of shareholders may recommend potential candidates for consideration by the Nominating Committee by sending a written request to our Corporate Secretary at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175. For additional information, see “Shareholder Proposals and Director Nominations.”

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is now, or at any time has been, employed by or served as an officer of Mitcham Industries, Inc. or any of its subsidiaries or had any substantial business dealings with Mitcham Industries, Inc. or any of its subsidiaries. None of our executive officers are now, or at any time has been, a member of the compensation committee or board of directors of another entity, one of whose executive officers has been a member of the Compensation Committee or our Board.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures

Historically, our Board has reviewed and approved, as appropriate, related person transactions as they have been presented to our Board at the recommendation of management. In May 2007, our Board, recognizing that related person transactions involving our company present a heightened risk of conflicts of interest and/or improper valuation (or the perception thereof), adopted a formal written process for reviewing, approving and ratifying transactions with related persons, which is described below.

General

Under the policy, any “Related Person Transaction” may be consummated or may continue only if:

•	the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party;

•	the transaction is approved by the disinterested members of our Board; or

•	the transaction involves compensation approved by the Compensation Committee.

For these purposes, a “Related Person” is:

•	a senior officer (which shall include, at a minimum, each executive vice president and Section 16 officer) or director;

•	a shareholder owning more than 5% of our company (or its controlled affiliates);

•	a person who is an immediate family member of a senior officer or director; or

•	an entity which is owned or controlled by someone listed above, or an entity in which someone listed above has a substantial ownership interest or control of that entity.

For these purposes, a “Related Person Transaction” is a transaction between our company and any Related Person (including any transactions requiring disclosure under Item 404 of Regulation S-K under the Exchange Act), other than:

•	transactions available to all employees generally; and

•	transactions involving less than $5,000 when aggregated with all similar transactions.

Audit Committee Approval

Our Board has determined that the Audit Committee is best suited to review and approve Related Person Transactions. Accordingly, at each calendar year’s first regularly scheduled Audit Committee meeting, management recommends Related Person Transactions to be entered into for that calendar year, including the proposed aggregate value of the transactions (if applicable). After review, the Audit Committee approves or disapproves the transactions and at each subsequently scheduled meeting, management updates the Audit Committee as to any material change applicable to those proposed transactions.

In the event management recommends any further Related Person Transactions subsequent to the first calendar year meeting, the transactions may be presented to the Audit Committee for approval or preliminarily entered into by management subject to ratification by the Audit Committee; provided that if ratification is not forthcoming, management makes all reasonable efforts to cancel or annul the transaction.

Corporate Opportunity

Our Board recognizes that situations exist where a significant opportunity may be presented to management or a member of our Board that may equally be available to our company, either directly or by referral. Before the opportunity may be consummated by a Related Person (other than an otherwise unaffiliated 5% shareholder), the opportunity must be presented to our Board for consideration.

Disclosure

All Related Person Transactions are to be disclosed in our applicable filings as required by the Securities and Exchange Commission’s rules and regulations. Furthermore, all Related Person Transactions are to be disclosed to the Audit Committee, and any material Related Person Transaction are to be disclosed to the Board.

Other Agreements

Management assures that all Related Person Transactions are approved in accordance with any requirements of our financing agreements.

Transactions

Since the beginning of the fiscal year ended January 31, 2010, we have not participated in (or proposed to participate in) any transactions with Related Persons.

STOCK OWNERSHIP MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our outstanding common stock to file initial reports of ownership and changes in ownership of common stock with the Securities and Exchange Commission. Reporting persons are required by the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of reports we received and the written representations from our directors and officers, we believe that all filings required to be made under Section 16(a) were timely made for the fiscal year ended January 31, 2010.

Principal Holders of Securities

The following table sets forth the beneficial ownership of the outstanding shares of common stock as of May 28, 2010 with respect to each person, other than our directors and officers, who we know to be the beneficial owner of more than 5% of our issued and outstanding common stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner(1)	Number of Shares		Percent of Class(2)

Pacific Global Investment Management Company	999,910	(3)	10.2%
101 N. Brand Blvd. Suite 1950 Glendale, CA 91203
Dimensional Fund Advisors LP	541,144	(4)	5.5%
Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746
Wellington Management Company, LLP	591,311	(5)	6.0%
75 State Street Boston, MA 02109

(1)	“Beneficial ownership” is a term broadly defined by the Securities and Exchange Commission in Rule 13d-3 under the Exchange Act and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For the purpose of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of May 28, 2010 if that person or group has the right to acquire shares within 60 days after such date.

(2)	Based on total shares outstanding of 9,812,294 at May 28, 2010. Also based on the number of shares owned and acquirable within 60 days of May 28, 2010.

(3)	Based solely on a Schedule 13F filed in May 2010 with the Securities and Exchange Commission. According to the Schedule 13F, Pacific Global Investment Management Company has sole voting power over 689,910 shares of our common stock and shared voting power over 310,000 shares of our common stock.

(4)	Based solely on a Schedule 13F filed in May 2010 with the Securities and Exchange Commission. According to the Schedule 13F, Dimensional Fund Advisors LP has sole voting power over 541,144 shares of our common stock.

(5)	Based solely on a Schedule 13G filed in February 2010 with the Securities and Exchange Commission. According to the Schedule 13G, Wellington Management Company, LLP has shared voting and dispositive power over 591,311 shares of our common stock.

Security Ownership of Management

The following table sets forth the beneficial ownership of common stock as of May 28, 2010 by: (1) each of the executive officers named in the Summary Compensation Table below, (2) each of our directors and director nominees and (3) all current directors and executive officers as a group. All persons listed have sole disposition and voting power with respect to the indicated shares except as otherwise indicated in the footnotes to the table.

	Common Stock Beneficially Owned
Name of Beneficial Owner(1)	Number of Shares		Percent of Class(2)

Billy F. Mitcham, Jr.	602,142	(3)	5.9%
Peter H. Blum	606,142	(4)	5.9%
John F. Schwalbe	91,000	(5)	*
R. Dean Lewis	95,000	(6)	1.0%
Robert J. Albers	33,000	(7)	*
Paul Guy Rogers	90,314	(8)	*
Robert P. Capps	140,597	(9)	1.4%
Guy Malden	51,053	(10)	*
All current directors and executive officers as a group (8 persons)	1,710,042	(11)	15.6%

*	Less than 1%

(1)	“Beneficial ownership” is a term broadly defined by the Securities and Exchange Commission in Rule 13d-3 under the Exchange Act and includes more than the typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For the purpose of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of May 28, 2010 if that person or group has the right to acquire shares within 60 days after such date.

(2)	Based on total shares outstanding of 9,812,294 at May 28, 2010. Also based on the number of shares owned and acquirable within 60 days of May 28, 2010.

(3)	Includes 3,100 shares owned by Mr. Mitcham’s spouse and 3,000 shares underlying exercisable options issued to Mr. Mitcham’s spouse. Also includes shares underlying exercisable options and options that will become exercisable within 60 days of May 28, 2010 (collectively, the “Exercisable Options”) to purchase an aggregate of 381,667 shares of common stock.

(4)	Includes 310,000 shares underlying Exercisable Options, 6,000 shares owned by Mr. Blum’s spouse’s individual retirement account and 6,500 shares owned by Mr. Blum’s minor son.

(5)	Includes 85,000 shares underlying Exercisable Options.

(6)	Includes 85,000 shares underlying Exercisable Options.

(7)	Includes 30,000 shares underlying Exercisable Options.

(8)	Includes 80,834 shares underlying Exercisable Options.

(9)	Includes 126,667 shares underlying Exercisable Options.

(10)	Includes 43,167 shares underlying Exercisable Options.

(11)	Includes 1,145,335 shares underlying Exercisable Options.

PROPOSAL 1: ELECTION OF DIRECTORS

General

Six individuals will be elected at the Annual Meeting to serve as directors until the next annual meeting, each until their respective successors are duly elected and qualified. Shares or proxies may not be voted for more than five director nominees. Based on recommendations from the Nominating Committee, our Board has nominated the six individuals listed below to serve until our 2011 Annual Meeting of Shareholders. All of the director nominees are currently serving on our Board. The process undertaken by the Nominating Committee in recommending qualified director candidates is described under “Corporate Governance — Director Nomination Process.” Certain individual qualifications and skills of our directors that contribute to our Board’s effectiveness as a whole are described below in each director’s biographical information.

The persons appointed as proxies in the enclosed proxy card will vote such proxy “FOR” the persons nominated for election to our Board, except to the extent authority to vote is expressly withheld with respect to one or more nominees. If any nominee is unable to serve as a director for any reason, all shares represented by proxies pursuant to the enclosed proxy card, absent contrary instructions, will be voted for any substitute nominee designated by our Board.

Our Board recommends a vote “FOR” the election of each of the director nominees identified below.

Information About Director Nominees

The following table sets forth the names and ages, as of May 28, 2010, of our current directors, each of whom is a director nominee. Our directors are elected annually and serve one-year terms or until their death, resignation or removal.

Name	Age	Positions Held	Director Since

Billy F. Mitcham, Jr.	62	Director, President and Chief Executive Officer	1987
Peter H. Blum	53	Non-Executive Chairman	2000
Robert P. Capps	56	Director, Executive Vice President of Finance and Chief Financial Officer	2004
R. Dean Lewis	67	Director	1995
John F. Schwalbe	66	Director	1994
Robert J. Albers	69	Director	2008

Billy F. Mitcham, Jr. has served as our President and Chief Executive Officer since our inception in 1987. From 1987 until July 2004, Mr. Mitcham also served as Chairman of our Board. Mr. Mitcham has more than 28 years of experience in the geophysical industry. From 1979 to 1987, he served in various management capacities with Mitcham Associates, an unrelated equipment leasing company. From 1975 to 1979, Mr. Mitcham served in various capacities with Halliburton Services, primarily in oilfield services. As our President and CEO, Mr. Mitcham brings significant senior leadership and extensive industry and technical experience to our Board. Our Board believes that this experience enables Mr. Mitcham to effectively serve as a director.

Peter H. Blum was elected Non-Executive Chairman of our Board on July 8, 2004. Mr. Blum has been Vice Chairman and Head of Capital Markets of Ladenburg Thalmann & Co., Inc., an investment banking firm, since 2004. Prior to 2004, Mr. Blum was a senior investment banker with various Wall Street firms. Mr. Blum started his career with Arthur Young & Co. as a Certified Public Accountant and received a Bachelor of Business Administration degree from the University of Wisconsin-Madison. Mr. Blum has over 25 years of experience as an investment banker in the energy industry during which time he provided consultation and advice to a variety of companies. He also has extensive experience in financial and capital markets. Our Board believes that Mr. Blum’s experience supports its efforts in overseeing and advising on corporate strategy and financial matters, enabling him to effectively serve as a director.

Robert P. Capps has been a member of our Board since July 2004. In June 2006, Mr. Capps was appointed as our Executive Vice President and Chief Financial Officer. From July 1999 until May 2006, he was the Executive Vice President and Chief Financial Officer of TeraForce Technology Corporation (“TeraForce”), a publicly-held provider of defense electronics products. On August 2, 2005, TeraForce filed for protection under Chapter 11 of the Federal Bankruptcy Code. On April 6, 2006, TeraForce’s Chapter 11 Plan of Reorganization was confirmed. From 1996 to 1999, Mr. Capps was Executive Vice President and Chief Financial Officer of Dynamex, Inc., a NASDAQ-listed supplier of same-day transportation services. Prior to his employment with Dynamex, Mr. Capps was Executive Vice President and Chief Financial Officer of Hadson Corporation, a New York Stock Exchange-listed energy company. Mr. Capps is a Certified Public Accountant and was formerly with Arthur Young & Co. Mr. Capps holds a Bachelor of Accountancy degree from the University of Oklahoma. Mr. Capps has over 30 years of financial experience, including more than 20 years as chief financial officer for several public companies, including ours. Our Board believes that Mr. Capps’ experience allows him to offer valuable perspectives on our corporate planning, budgeting, and financial reporting, thereby enabling him to effectively serve as a director.

R. Dean Lewis is Professor of Marketing at Sam Houston State University. From June 2008 to April 2009, he was the Vice President of Finance and Administration at Sam Houston State University. From October 1995 to June 2008, he was the Dean of the Business School at Sam Houston State University. From 1987 to October 1995, Dr. Lewis was the Associate Dean and Professor of Marketing at Sam Houston State University. Prior to 1987, Dr. Lewis held a number of executive positions in the banking and finance industries. Dr. Lewis brings to our Board not only broad business experience and management expertise, but also a unique perspective gained from serving in various positions at a state university. Our Board believes that this experience enables Dr. Lewis to effectively serve as a director.

John F. Schwalbe has had a professional career in public accounting for more than 30 years. Mr. Schwalbe’s experience includes auditing of oil and gas exploration and production enterprises, school districts and various banking institutions. Prior to his retirement in 2007, Mr. Schwalbe was in private practice for more than 25 years, with a primary emphasis on tax planning, consultation and compliance. Mr. Schwalbe is a Certified Public Accountant and holds a Bachelor of Business Administration degree from Midwestern University. Mr. Schwalbe has extensive financial and accounting experience, including that related to the energy industry. Our Board believes that Mr. Schwalbe’s experience allows him to offer valuable perspectives on corporate financial matters, enabling him to effectively serve as a director.

Robert J. Albers was appointed to our Board in January 2008 based on the recommendation of the Nominating Committee. Mr. Albers currently manages Bob Albers Consulting whereby he acts as corporate management advisor to the management of the Sercel Group, a global manufacturer of geophysical equipment. From 1995 to 2002, he was Executive Vice President of Sercel, Inc. From 1990 to 1994, Mr. Albers served as Vice President and General Manager of Halliburton Geophysical Products. In 1982, he joined Geosource, Inc. and served as President and General Manager, Operations and Technology Group; from 1963 to 1982, he held various management and leadership roles at Chevron Oil Company. Mr. Albers holds a Bachelor of Science degree in Mining Engineering from Lehigh University. Mr. Albers has more than 30 years experience as a manager and executive in the seismic industry. He possesses broad technical expertise in the seismic industry. Our Board believes that Mr. Albers’ significant senior leadership and industry-specific experience enables him to effectively serve as a director.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles, as of May 28, 2010, of each of our executive officers. Our executive officers are elected annually by our Board and serve one-year terms or until their death, resignation or removal by our Board. There are no family relationships between any of our directors and executive officers. In addition, there are no arrangements or understandings between any of our executive officers and any other person pursuant to which any person was selected as an executive officer.

Name	Age	Positions Held

Billy F. Mitcham, Jr.	62	President and Chief Executive Officer
Robert P. Capps	56	Executive Vice President of Finance and Chief Financial Officer
Paul Guy Rogers	60	Executive Vice President of Business Development
Guy Malden	58	Executive Vice President of Marine Systems

Billy F. Mitcham, Jr.’s biographical information may be located under “Proposal 1: Election of Directors — Information About Director Nominees.”

Robert P. Capps’ biographical information may be located under “Proposal 1: Election of Directors — Information About Director Nominees.”

Paul Guy Rogers has served as our Vice President of Business Development since October 2001. From February 1993 to September 2001, Mr. Rogers served as Senior Sales Representative with Geo Space LP, a worldwide manufacturer of geophysical equipment, with responsibilities for sales in the U.S. and Latin America. Mr. Rogers has 20 years of experience in the geophysical industry.

Guy Malden has served as our Vice President of Marine Systems since January 2004. Mr. Malden has 30 years experience in the geophysical industry and has been with Mitcham Industries since 2002. From 1999 to 2002, he served as Vice President of Operations for American International Exploration Group. From 1993 to 1999, he served in various management capacities with several seismic equipment manufacturers, most notably Syntron, Inc. From 1975 to 1993, Mr. Malden served in various field and management capacities with Geophysical Service Inc./Halliburton Geophysical Services. Mr. Malden holds a degree in Marine Geology from Long Island University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Executive Compensation Program

Our business strategy is to meet the needs of the seismic industry by providing leasing services for a wide range of equipment and to provide technologically advanced solutions for marine seismic applications. To achieve this, we leverage one of our key strengths — the expertise of our executive officers.

Our executive compensation program is structured principally around one goal — attracting, motivating and retaining top executive talent with the requisite skills and experience to execute our business strategy. Because we have no direct public competitors in our industry, we compete with many larger companies for top executive-level talent. In addition, we believe our executive officers should be rewarded for performance that will result in increase shareholder value. We do not, however, utilize specific performance metrics in determining compensation. The Compensation Committee of our Board (for purposes of this Analysis, the “Committee”) evaluates individual performance and considers overall company performance when determining selected elements of our executive compensation program. These elements consist primarily of base salaries, annual cash incentive payments and long-term equity-based incentives. The Committee combines the compensation elements for each executive officer in a manner that we believe optimizes the officer’s contribution to our company.

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and Chief Financial Officer during the fiscal year ended January 31, 2010, as well as the other individuals included in the Summary Compensation Table, are referred to as “Named Executive Officers.”

Objectives of Our Executive Compensation Program

We have developed an executive compensation program that is designed to (1) recruit, develop and retain key executive officers responsible for our success and (2) motivate management to enhance long-term shareholder value. To achieve these goals, the Committee’s executive compensation decisions are based on the following principal objectives:

•	providing a competitive compensation package that attracts, motivates and retains qualified and highly-skilled officers that are key to our long-term success;

•	rewarding individual performance by ensuring a meaningful link between our operational performance and the total compensation received by our officers;

•	avoiding policies and practices that create risks that might have a material adverse effect on us; and

•	avoiding the creation of an environment that might cause undo pressure to meet specific financial goals.

Implementing Our Objectives

Role of the Committee and Management

Our Board has entrusted the Committee with overall responsibility for establishing, implementing and monitoring our executive compensation program. Our Chief Executive Officer also plays an important role in the executive compensation process by overseeing the performance and dynamics of the executive team and generally keeping the Committee informed. However, all final decisions regarding our Named Executive Officers’ compensation remain with the Committee, and, in particular, company management has no involvement with the compensation decisions with respect to our Chief Executive Officer. Additional information regarding the role and authority of the Committee and management in the process for determining executive compensation is provided in this proxy statement in “Corporate Governance — Committees of Our Board — Compensation Committee.”

Determining Compensation

The Committee, which relies upon the judgment of its members in making compensation decisions, has established a number of processes to assist it in ensuring that our executive compensation program supports our objectives and company culture. Among those are total compensation review, competitive benchmarking and assessment of individual and company performance, which are described in more detail below.

Total Compensation Review and Competitive Benchmarking. At least annually, the Committee reviews each executive officer’s base salary, annual cash incentives and long-term equity-based incentives. In addition to these primary compensation elements, the Committee periodically reviews perquisites and other compensation as well as payments that would be required under employment agreements and our equity-based plans.

In April 2009, the Committee determined that due to the volatility and uncertainty that existed in the economic environment in general and specifically in the energy industry, it was not practicable to establish meaningful performance targets under our Annual Incentive Compensation Program that was established in October 2007. Accordingly, the Committee suspended awards under this program and undertook a review of our executive compensation program.

In March 2010, the Committee retained Longnecker and Associates (the “Consultant”) to assist in the review of our executive compensation practices. In conducting this review, the Consultant examined the compensation practices of a group of public companies that might be considered our peers. In addition to studying the compensation practices and trends at the Peer Companies (as defined below), the Committee has determined that it is beneficial to our understanding of more general compensation expectations to consider the best practices in compensation policies from other companies that are not necessarily peers or limited to our industry. Accordingly, the Consultant received and provided market data to the Committee based on a number of published surveys as described below. The Compensation Committee does not react to or structure our executive compensation program on market data alone, and it does not utilize any true “benchmarking” techniques when making compensation decisions. The Committee has not used the Peer Companies to establish a particular range of compensation for any element of pay. Rather, Peer Company and other market data have been used as a general guideline in the Committee’s deliberations on each element of compensation.

The group of peer companies reviewed by the Consultant consisted of Basic Energy Services, Inc., Bolt Technology Corporation, Boots and Coots Inc., Dawson Geophysical Company, Faro Technologies, Inc., Geokinetics, Inc., ION Geophysical Corporation, Omni Energy Services Corp., OYO Geospace Corporation and TGC Industries, Inc. (collectively, “Peer Companies”). The Peer Companies were selected by the Consultant as companies that operate in our general industry and with which we compete for management employees. The selection of the Peer Companies was reviewed and approved by the Committee. The published surveys consisted of Economic Research Institute, 2010 ERI Executive Compensation Assessor; Watson Wyatt, 2009/2010 Top Management Compensation — Compensation Calculator; William Mercer, 2009 US Executive Compensation Survey; and World at Work, 2009/2010 Total Salary Increase Budget Survey. From these surveys, the Consultant obtained market compensation data for companies with revenues comparable to us.

Based upon the results of the Consultant’s review, the Committee concluded that the general composition of our executive compensation program (which includes a combination of base salaries, annual cash incentive payments and long-term equity-based incentives), was appropriate and consistent with comparable companies. The Committee further concluded to replace the Annual Incentive Compensation Program that was adopted in October 2007 and to make cash bonus and equity-based awards for fiscal 2010 based on subjective criteria as more fully discussed below.

Assessment of Individual and Company Performance. We believe that a balance of individual and company performance criteria should be used in establishing total compensation. In determining the level of compensation for each Named Executive Officer, the Committee subjectively considers our overall financial and operational performance and the relative contribution and performance of each of the named Executive Officers.

Relationship of Compensation Practices to Risk Management

The Committee has reviewed and discussed the structure of our compensation program from the point of view of assessing whether any aspect of the program could potentially be expected to provide an incentive to our executive officers or other employees to take any unnecessary or inappropriate risks that could threaten our operating results, financial condition or impact long-term shareholder value. Based on our internal controls, policies and risk-mitigating components in our incentive arrangements currently in place as well as the Committee’s formal review and discussion, the Committee believes our compensation programs represent an appropriate balance of short-term and long-term compensation and do not encourage executive officers or other employees to take on unnecessary or excessive risks that are reasonably likely to have a material adverse effect on the company. We allocate compensation between fixed components, annual cash incentives and long-term equity incentives based, in part, on an employee’s position and level of responsibility within our organization. We believe our mix of compensation elements helps to ensure that our Named Executive Officer do not focus on achieving short-term results at the expense of the long-term growth and sustainability of our company. None of our Named Executive Officers receives compensation derived from commissions. No portion of compensation for these individuals is tied to the obtainment of specific financial performance targets. We believe that this further reduces the likelihood that these executives, or any of our employees, would take any unnecessary or inappropriate risks. Base salary is the only assured portion of compensation that we provide to our executives and other employees apart from performance results. Consequently, our incentive compensation arrangements are intended to reward performance.

Elements of Our Executive Compensation Program

The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to our key employees remains competitive relative to the compensation paid to similarly situated executive officers of our Peer Companies. In furtherance of these goals, our executive officers are compensated through short-term and long-term incentive compensation plans, consisting of cash and non-cash compensation. Our short-term compensation components consist of an annual base salary and annual cash incentive payments. Our Stock Awards Plan is our long-term incentive compensation component. In addition, our Named Executive Officers are eligible to participate in our health and welfare and retirement plans and receive perquisites and other personal benefits as described under “Other Benefits” below.

Base Salaries

We provide our executive officers and other employees with an annual base salary to compensate them for services rendered during the year. For the reasons set forth above, our philosophy has been to establish base salaries near the top range of such salaries at the Peer Companies.

In addition to providing a base salary that is competitive with the market, we target salary compensation to align each of our Named Executive Officer’s salary level relative to our other officers so that it accurately reflects each officer’s relative skills, responsibilities, experiences and contributions to our company. To that end, annual salary adjustments are based on a subjective analysis of many individual factors, including:

•	the responsibilities of the officer;

•	the period over which the officer has performed these responsibilities;

•	the scope, level of expertise and experience required for the officer’s position;

•	the strategic impact of the officer’s position;

•	the potential future contribution and demonstrated individual performance of the officer; and

•	the general economic environment in which we are currently operating.

In addition to individual factors listed above, the Committee considers our overall business performance, such as our earnings before interest, taxes, depreciation and amortization (or EBITDA), leasing growth, sales growth and implementation of directives. While these metrics generally provide context for making salary decisions, base salaries decisions do not depend on attainment of specific goals or performance levels, and no specific weighting is given to one factor over another.

Base salaries are generally reviewed annually but are not automatically increased if the Committee believes that the other elements of compensation are more appropriate in light of the Committee’s stated objectives. After consideration of the factors described above, the Committee determined to make no changes to base salaries during the fiscal year ended January 31, 2010. In order to bring the base salaries for our Named Executive Officers in line with our objectives and based on the results of the analysis performed by the Consultant, the Committee adjusted the fiscal 2011 base salary levels for such officers. The changes are effective as of June 1, 2010.

The following table provides the base salaries for our Named Executive Officers in fiscal years 2008, 2009, 2010 and 2011 and the percentage increase between each fiscal year:

			Percentage		Percentage		Percentage
Named Executive Officer	2008 Base Salary	2009 Base Salary	Increase	2010 Base Salary	Increase	2011 Base Salary	Increase
	($)	($)	(%)	($)	(%)	($)	(%)

Billy F. Mitcham, Jr.	370,000	399,600	8	399,600	—	450,000	11
Robert P. Capps	195,000	210,600	8	210,600	—	250,000	16
Paul Guy Rogers	195,000	210,600	8	210,600	—	230,000	8
Guy Malden	195,000	210,600	8	210,600	—	240,000	12

Bonus Awards

In order to achieve the goals of our compensation program, specifically providing a competitive compensation program and avoiding an environment that might cause undo pressure to meet specific financial goals, in May 2010, we awarded each of the Named Executive Officers a discretionary cash bonus for the fiscal year ended January 31, 2010. These awards were based upon the individual contributions and responsibilities of each of the Named Executive Officers. The amount of each of the awards was determined based upon our subjective analysis of each officer’s individual contributions. The Committee deemed these awards appropriate and necessary in order to meet our overall compensation objectives. The amount of the awards was determined, in part, based on the results of the analysis performed by the Consultant. The Committee considered these awards an important factor in avoiding an environment that might cause undo pressure to meet financial goals or expectations. These awards are reflected in the “Bonus” column of the Summary Compensation Table for the year ended January 31, 2010.

In December 2009, a discretionary bonus was awarded to each of our Named Executive Officers in connection with holiday bonuses given all of our U.S. based employees. These bonus awards are immaterial in amount and ranged in size from 1.0% to 2.0% of base salary. These awards are reflected in the “Bonus” column of the Summary Compensation Table.

The Committee has made no decisions regarding cash bonuses for the fiscal year ending January 31, 2011.

Annual Incentive Compensation Program

In October 2007, the Committee approved an annual incentive compensation program for our senior managers, including our Named Executive Officers. The Committee determined that, in light of the uncertainty arising from the general economic and industry-specific conditions that existed at the beginning of fiscal 2010, it was not practicable to establish meaningful performance targets under the Annual Incentive Compensation Program for the fiscal year ended January 31, 2010. Accordingly, the Committee suspended the Annual Incentive Compensation Program for fiscal 2010.

For fiscal years 2008 and 2009, the Annual Incentive Compensation Program provided for incentive payments (“Performance Awards”) based partially on attainment of corporate-wide financial goals and partially on discretionary factors. The program further provided for payment of a portion of the earned amounts in cash and a portion in phantom shares, as more fully described below. The Committee wanted to provide for a portion of the potential payments based upon attainment of corporate-wide financial goals in order to provide an incentive to our senior managers that was aligned with the financial success of our company as a whole. At the same time, the Committee felt it was important to provide for a discretionary portion of potential payments in order to provide flexibility to recognize contributions made by individual officers that may not be reflected in corporate-wide financial results. The Committee believed that providing a significant discretionary component would mitigate any undue pressure on the officers to achieve specific corporate financial goals. Further, the Committee determined that a portion of any earned amounts should be paid in our common stock and that a service period should be required before such common stock could be sold. The Committee believed this feature would help align the goals of our senior managers with our shareholders over a longer period of time. Accordingly, the program consisted of three components, each of which is described in more detail below. The total value of the combined payments made under the three components could not exceed 100% of each Named Executive Officer’s base salary. We determined this amount to be appropriate given the other components of our total compensation program and the size of the awards granted by other companies with similar incentive programs.

Under the first component of the program (the “Threshold Component”), each of our Named Executive Officers was entitled to receive an amount equal to 20% of his base salary if our consolidated earnings before income taxes for the fiscal year (the “Actual Earnings”) was equal to or greater than 90% of the target amount (the “Earnings Target”) established by the Committee.

Under the second component of the program (the “Incentive Pool Component”), each of our Named Executive Officers was entitled to receive his pro-rata share of an incentive pool that was equal to 20% of (1) our Actual Earnings less (2) the Earnings Target. The Named Executive Officer’s pro-rata share of the incentive pool was calculated by multiplying the aggregate amount of the incentive pool by the ratio of the officer’s salary compared to the aggregate salaries of all recipients of Performance Awards. However, the officer’s pro rata share of the incentive pool could not exceed 55% of his base salary.

Two-thirds of the amount earned under the first and second components of our annual incentive program was payable in cash and one-third was payable in phantom stock (the “Equity Payout Value”). The number of phantom shares was determined by dividing the Equity Payout Value by the trading price of our common stock on the date the award was made. The result was the number of phantom shares, rounded to the next highest whole number, which was granted to the officer. The phantom stock vested one year from the date of grant and, upon vesting, converted into an equal number of shares of common stock.

Under the third component of the program (the “Discretionary Component”), each of our Named Executive Officers was entitled to receive a cash payment equal up to 25% of his annual base salary at the discretion of the Committee. The amount earned by each officer under this component was based on a subjective analysis of his individual contributions as determined by the Committee.

The Committee has determined to permanently discontinue the Annual Incentive Compensation Program.

Long-Term Equity-Based Incentives

Our long-term equity-based incentive program is designed to give our key employees a longer-term stake in our company, act as a long-term retention tool and align employee and shareholder interests by aligning compensation with growth in shareholder value. To achieve these objectives, we generally rely on a combination of grants of stock options and restricted stock, which are made pursuant to the Mitcham Industries, Inc. Stock Awards Plan.

Currently, there is no formal policy in place with respect to the allocation of grants of stock options and restricted stock eligible to be awarded under the Stock Awards Plan. All grants are discretionary and are made by the Committee, who administers the plans. In its considerations of whether or not to make equity grants to our executive officers and, if such grants are made, in its considerations of the type and size of the grants, the Committee considers our company-level performance, the applicable executive officer’s performance, comparative share ownership by comparable executives of comparable companies, the amount of equity previously awarded to the applicable executive officer and the vesting of such awards. While there is no formal weighting of these elements, the Compensation Committee considers each in its analysis.

Fiscal 2010 Decisions. In July 2009, the Committee granted option awards to our Named Executive Officers as reflected in the table of Grants of Plan-Based Awards for the Year Ended January 31, 2010. We believe that these grants and the previously-granted vested and unvested long-term equity-based awards continue to both provide meaningful incentives for our Named Executive Officers and satisfy the objectives of our compensation program. The amount of the awards was subjectively determined based on the relative contribution and responsibilities of each of our Named Executive Officers

Fiscal 2011 Decisions. In May 2010, the Committee granted the following long-term equity-based incentives:

Name	Restricted Stock Awards(1)	Stock Option Awards(2)
	(#)	(#)

Billy F. Mitcham, Jr.	18,000	30,000
Robert P. Capps	6,000	15,000
Paul Guy Rogers	4,500	15,000
Guy Malden	6,000	15,000

(1)	The restricted stock awards vest one-third upon grant, one-third on the one year anniversary of grant and one-third on the two-year anniversary of grant.

(2)	The stock options have an exercise price of $6.40 per share and vest one-third upon grant, one-third upon the one-year anniversary of grant and one-third upon the two year anniversary of grant.

Other Benefits

In addition to base salaries, annual cash incentives and long-term equity-based incentives, we provide the following forms of compensation:

•	Health and Welfare Benefits. Our executive officers are eligible to participate in medical, dental, vision, disability insurance and life insurance to meet their health and welfare needs. These benefits are provided so as to assure that we are able to maintain a competitive position in terms of attracting and retaining officers and other employees. This is a fixed component of compensation, and the benefits are provided on a non-discriminatory basis to all of our employees in the U.S.

•	Perquisites and Other Personal Benefits. We believe that the total mix of compensation and benefits provided to our executive officers is competitive, and perquisites should generally not play a large role in our executive officers’ total compensation. As a result, the perquisites and other personal benefits we provide to our executive officers are limited. Pursuant to our employment agreement with Mr. Mitcham, we maintain a term life insurance policy in an amount equal to at least three times his annual salary. In addition, we pay for club membership privileges that are used for business and personal purposes by Mr. Mitcham. We also provide each of Messrs. Mitcham, Rogers and Malden with the use of a company-owned automobile, as they are required to drive considerable distances in order to visit existing and potential customers. All of our executive officers participate in our 401(k) retirement plan that is available to all of our employees in the U.S.

Employment Agreements, Severance Benefits and Change in Control Provisions

Employment Agreement with Billy F. Mitcham, Jr.

We maintain an employment agreement with our President and Chief Executive Officer, Mr. Mitcham, to ensure that he will perform his role for an extended period of time. This agreement is described in more detail elsewhere in this proxy statement. Please read “Executive Compensation — Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table — Employment Agreement with Billy F. Mitcham, Jr.” This agreement provides for severance compensation to be paid if the employment of Mr. Mitcham is terminated under certain conditions, such as constructive termination and termination without cause, each as defined in the agreement.

The employment agreement between Mr. Mitcham and us and the related severance provisions are designed to meet the following objectives:

•	Constructive Termination. In certain scenarios, the potential for merger or being acquired may be in the best interests of our shareholders. As a result, we have agreed to provide severance compensation to Mr. Mitcham if he terminates his employment within 60 days following a “constructive termination” (as defined in the employment agreement) to promote his ability to act in the best interests of our shareholders even though his duties and responsibilities could be changed as a result of the transaction.

•	Termination without Cause. If we terminate Mr. Mitcham’s employment without cause, we are obligated to pay him certain compensation and other benefits as described in greater detail in “Potential Payments upon Termination or Change in Control” below. We believe these payments are appropriate because (1) Mr. Mitcham is bound by confidentiality, non-solicitation and non-compete provisions for a period of two years after termination and (2) Mr. Mitcham and we have mutually agreed to a severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our shareholders’ best interests.

We believe that the triggering events under Mr. Mitcham’s employment agreement represent the general market triggering events found in employment agreements of companies against whom we compete for executive-level talent at the time they were negotiated.

Equity-Based Plans

Under the terms of our equity incentive plans, any unvested grants will become vested and, in the case of stock options, exercisable, upon the executive officer’s death or disability or upon a change in control of our company (as defined in the applicable award agreement). We believe these triggering events represent the general market triggering events found in comparable agreements of companies against whom we compete for executive-level talent.

Other Matters

Stock Ownership Guidelines and Hedging Prohibition

The Committee has not implemented stock ownership guidelines for our executive officers. Our Insider Stock Trading Policy discourages, but does not prohibit, executive officers from entering into certain derivative transactions related to our common stock, including transactions in put and call options. We will continue to periodically review best practices and re-evaluate our position with respect to stock ownership guidelines and hedging prohibitions.

Tax Treatment of Executive Compensation Decisions

Our Board has not yet adopted a policy with respect to the limitation under Section 162(m) of the Internal Revenue Code, which generally limits our ability to deduct compensation in excess of $1.0 million to a particular executive officer in any year.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the disclosure set forth above under the heading “Compensation Discussion and Analysis” with management and, based on the review and discussions, it has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into Mitcham Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010.

Respectfully submitted by the Compensation Committee,

Peter H. Blum (Chairman)
Robert J. Albers
R. Dean Lewis
John F. Schwalbe

EXECUTIVE COMPENSATION

Summary Compensation

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities. Our Named Executive Officers consist of our four current executive officers, including our Chief Executive Officer and Chief Financial Officer

Summary Compensation Table for the Year Ended January 31, 2010

	Fiscal Year						Non-Equity
Name and	Ended				Stock	Option	Incentive Plan		All Other
Principal Position	January 31,	Salary	Bonus		Awards(1)	Awards(2)	Compensation(3)		Compensation		Total
		($)	($)		($)	($)	($)		($)		($)

Billy F. Mitcham, Jr.	2010	399,600	129,068	(4)	—	174,500	—		87,224	(6)	790,392
President and Chief Executive Officer	2009	387,267	204,139	(4)	—	—	—		85,133	(6)	676,539
	2008	352,500	92,314	(4)	120,000	233,000	224,578	(5)	76,671	(6)	1,099,063
Robert P. Capps	2010	210,600	54,172	(7)	—	81,433	—		9,714	(9)	355,919
Executive Vice President and Chief	2009	204,100	79,238	(7)	—	—	—		8,164	(9)	291,502
Financial Officer	2008	185,000	48,314	(7)	40,000	139,800	118,359	(8)	—		531,473
Paul Guy Rogers	2010	210,600	44,120	(10)	—	23,267	—		13,069	(12)	291,056
Vice President Business Development	2009	204,100	69,188	(10)	—	—	—		10,639	(12)	283,927
	2008	185,000	33,689	(10)	40,000	139,800	118,359	(11)	—		516,848
Guy Malden	2010	210,600	54,017	(13)	—	81,433	—		12,297	(15)	358,347
Vice President Marine Systems	2009	204,100	79,040	(13)	—	—	—		10,892	(15)	294,032
	2008	183,500	48,314	(13)	40,000	139,800	118,359	(14)	—		529,973

(1)	This column includes the grant date fair value of the stock awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“FASB ASC Topic 718”). These amounts reflect our accounting valuation of these awards, and do not correspond to the actual value that will be recognized by our Named Executive Officers. Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010. The awards were granted on July 12, 2007 to Messrs. Mitcham, Capps, Rogers and Malden. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a description of the material features of these awards.

(2)	This column includes the grant date fair value of the option awards computed in accordance with FASB ASC Topic 718. These amounts reflect our accounting valuation of these awards, and do not correspond to the actual value that will be recognized by our Named Executive Officers. Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010. The awards were granted on July 23, 2009 and September 7, 2007 to Messrs. Mitcham, Capps, Malden and Rogers. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below for a description of the material features of these awards.

(3)	Includes amounts earned pursuant to the performance-based components of our Stock Awards Plan. See “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Annual Incentive Compensation Program.”

(4)	Amount for 2010 consist of $125,000 discretionary cash bonus awarded in May 2010 and holiday cash bonus of $4,068 paid in December 2009. Amount for 2009 consists of $99,900 discretionary cash award paid in May 2009 under the annual incentive compensation program, $100,100 discretionary cash bonus paid in May 2009 and holiday cash bonus of $4,139 paid in December 2008. Amount for 2008 consists of $87,875 discretionary cash award paid in May 2008 under the annual incentive compensation program and holiday cash bonus of $4,439 paid in December 2007.

(5)	Consists of performance-based awards of $149,719 payable in cash and $74,859 payable in Phantom Stock Units under the annual incentive compensation program.

(6)	For the year ended January 31, 2010, includes life insurance premiums of $70,980, automobile costs of $1,136, country club dues of $5,508 and matching contributions to our 401(k) plan of $9,600. For the year ended January 31, 2009, includes life insurance premiums of $69,000, automobile costs of $1,127, country club dues of $5,406 and matching contributions to our 401(k) plan of $9,600. For the year ended January 31, 2008, includes life insurance premiums of $69,000, automobile costs of $1,126, country club dues of $5,312 and matching contributions to our 401(k) retirement plan of $1,233. Automobile costs are determined by multiplying the Alternative Lease Value, as published by the Internal Revenue Service, by the percentage of personal use mileage versus total mileage for the year.

(7)	Amount for 2010 consists of $50,000 discretionary cash bonus awarded in May 2010 and $4,172 holiday cash bonus paid in December 2009. Amount for 2009 consists of $52,650 discretionary cash award paid in May 2009 under the annual incentive compensation program, $22,350 discretionary cash bonus paid in May 2009 and holiday cash bonus of $4,238 paid in December 2008. Amount for 2008 consists of $43,875 discretionary cash award paid in May 2008 under the annual incentive compensation program and holiday cash bonus of $4,439 paid in December 2007

(8)	Consists of performance-based awards of $78,906 payable in cash and $39,453 payable in Phantom Stock Units under the annual incentive compensation program.

(9)	For the year ended January 31, 2010, represents life insurance premiums of $1,290 and matching contributions to our 401(k) plan of $8,424. For the year ended January 31, 2009, represents matching contributions to our 401(k) plan. The value of all other compensation is less than $10,000 in the aggregate.

(10)	Amount for 2010 consists of $40,000 discretionary cash bonus awarded in May 2010 and holiday cash bonus of $4,120 paid in December 2010. Amount for 2009 consists of $52,650 discretionary cash award paid in May 2009 under the annual incentive compensation program, $12,350 discretionary cash bonus paid in May 2009 and holiday cash bonus of $4,188 paid in December 2008. Amount for 2008 consists of $29,250 discretionary cash award paid in May 2008 under the annual incentive compensation program and holiday cash bonus of $4,439 paid in December 2007.

(11)	Consists of performance-based awards of $78,906 payable in cash and $39,453 payable in Phantom Stock Units under the annual incentive compensation program.

(12)	For the year ended January 31, 2010, represents life insurance premiums of $1,980, automobile costs of $2,665 and matching contributions to our 401(k) plan of $8,424. For the year ended January 31, 2009, represents matching contributions to our 401(k) plan of $8,164 and automobile costs of $2,475.

(13)	Amount for 2010 consists of $50,000 cash bonus awarded in May 2010 and holiday cash bonus of $4,017 paid in December 2009. Amount for 2009 consists of $52,650 discretionary cash award paid in May 2009 under the annual incentive compensation program, $22,350 discretionary cash bonus paid in May 2009 and holiday cash bonus of $4,040 paid in December 2008. Amount for 2008 consists of $43,875 discretionary cash award paid in May 2008 under the annual incentive compensation program and holiday cash bonus of $4,439 paid in December 2007.

(14)	Consists of performance-based awards of $78,906 payable in cash and $39,453 payable in Phantom Stock Units under the annual incentive compensation program.

(15)	For the year ended January 31, 2010, represents life insurance premiums of $1,290, automobile costs of $2,583 and matching contributions to our 401(k) plan of $8,424. For the year ended January 31, 2009, represents matching contributions to our 401(k) plan of $8,164 and automobile costs of $2,728.

Grants of Plan-Based Awards

The following table provides information concerning each grant of an award made to our Named Executive Officers under any plan, including awards, if any, that have been transferred during the fiscal year ended January 31, 2010.

Grants of Plan-Based Awards for the Year Ended January 31, 2010

		All Other
		Option		Grant Date
		Awards:	Exercise or	Fair
		Number of	Base	Value of
		Securities	Price of	Stock and
	Grant	Underlying	Option	Option
Name	Date	Options	Awards	Awards
		(#)	($/Sh)	($)

Billy F. Mitcham, Jr.	7-23-09	75,000 (1)	4.65	174,500
Robert P. Capps	7-23-09	35,000 (1)	4.65	81,433
Paul Guy Rogers	7-23-09	10,000 (1)	4.65	23,267
Guy Malden	7-23-09	35,000 (1)	4.65	81,433

(1)	Options granted on July 23, 2009 vest as follows: one-third on July 23, 2010, one-third on July 23, 2011 and one-third on July 23, 2012.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a discussion of material factors necessary to an understanding of the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Long-Term Equity-Based Incentive Compensation

In July 2009, the Compensation Committee granted Messrs. Mitcham, Capps, Rogers and Malden stock options pursuant to our Stock Awards Plan. For a description of the grants, including the vesting schedule for the stock options and the dates that the restrictions lapse on the restricted stock, please see “Compensation Discussion and Analysis — Elements of Our Executive Compensation Program — Long-Term Equity-Based Incentives.”

Salary and Cash Incentive Awards in Proportion to Total Compensation

The following table sets forth the percentage of each Named Executive Officer’s total compensation that we paid in the form of base salary and bonus.

		Percentage of Total
Name	Year	Compensation

Billy F. Mitcham, Jr.	2010	75%
	2009	62%
	2008	41%

Robert P. Capps	2010	77%
	2009	56%
	2008	36%

Paul Guy Rogers	2010	92%
	2009	67%
	2008	45%

Guy Malden	2010	77%
	2009	68%
	2008	47%

Employment Agreement with Billy F. Mitcham, Jr.

Effective January 15, 1997, we entered into an employment agreement with Mr. Mitcham for a term of five years, beginning January 15, 1997, which term is automatically extended for successive one-year periods unless either party gives written notice of termination at least 30 days prior to the end of the current term. The agreement provides for an annual salary of $150,000 subject to increase by our Board. Pursuant to the employment agreement, we are required to maintain a term life insurance policy in an amount equal to at least three times Mr. Mitcham’s annual salary.

Outstanding Equity Awards Value at Fiscal Year-End Table

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for our Named Executive Officers.

Outstanding Equity Awards as of January 31, 2009

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying				Number of	Market Value of
	Unexercised	Unexercised		Option	Option	Shares or Units	Shares or Units
	Options	Options		Exercise	Expiration	of Stock That	of Stock That
Name	(#) Exercisable	(#) Unexercisable		Price	Date	Have Not Vested	Have Not Vested
				($)		(#)	($)

Billy F. Mitcham, Jr.	45,000	—		5.13	7-27-10
	80,000	—		5.00	7-18-11
	85,000	—		1.99	8-15-12
	30,000	—		1.90	7-17-13
	25,000	—		4.16	7-13-14
	50,000	—		6.18	1-31-15
	50,000	—		16.64	3-31-16
	16,667	8,333	(1)	17.70	9-07-17
		75,000	(2)	4.65	7-23-19
						2,000 (3)	14,800

Robert P. Capps	25,000	—		8.98	7-21-15
	60,000	20,000	(4)	12.57	6-26-16
	10,000	5,000	(1)	17.70	9-07-17
		35,000	(2)	4.65	7-23-19
						667 (5)	4,936

Paul Guy Rogers	10,000	—		4.60	10-23-11
	20,000	—		1.99	8-15-12
	12,500	—		1.90	7-07-13
	10,000	—		6.18	1-31-15
	15,000	—		16.64	3-31-16
	10,000	5,000	(1)	17.70	9-07-17
		10,000	(2)	4.65	7-23-19
						667 (5)	4,936

Guy Malden	6,500	—		6.18	1-31-15
	15,000	—		16.64	3-31-16
	10,000	5,000	(1)	17.70	9-07-17
		35,000	(2)	4.65	7-23-19
						667 (5)	4,936

(1)	The underlying option shares for the remaining unexercisable stock options granted on September 7, 2007 will become exercisable on September 7, 2010.

(2)	The underlying option shares for the stock options granted on July 23, 2009 become exercisable as follows: one-third on July 23, 2010, one-third on July 23, 2011 and one-third on July 23, 2012.

(3)	The remaining 2,000 shares of unvested restricted stock awards granted on July 12, 2007 will vest on July 12, 2010.

(4)	The underlying option shares for the remaining unexercisable stock options granted on June 26, 2006 will become exercisable on June 26, 2010.

(5)	The remaining 667 shares of unvested restricted stock awards granted on July 12, 2007 will vest on July 12, 2010.

Option Exercises and Stock Vested

The following table provides information concerning each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended January 31, 2010 on an aggregated basis with respect to each of our Named Executive Officers. No stock options were exercised during the fiscal year ended January 31, 2010.

Option Exercises and Stock Vested for the Year Ended January 31, 2010

	Stock Awards
	Number of Shares	Value Realized
Name	Acquired on Vesting	on Vesting
	(#)	($)

Billy F. Mitcham, Jr.	11,161	55,792

Robert P. Capps	2,597	12,853

Paul Guy Rogers	5,264	27,618

Guy Malden	5,264	27,618

Potential Payments upon Termination or Change in Control

We have entered into arrangements with certain of our Named Executive Officers that provide additional payments and/or benefits upon a change in control of our company and/or in connection with the termination of the Named Executive Officer’s employment. For our Chief Executive Officer, Mr. Mitcham, these agreements include both an employment agreement and the award agreements that govern his equity awards. For the remaining Named Executive Officers, these agreements consist solely of the award agreements governing the officers’ equity awards. The following is a discussion of each of these arrangements and their applicability to a termination of employment and/or a change in control of our company. Unless otherwise provided, the dollar amounts disclosed assume that the triggering event for the payment(s) and/or benefit(s) was January 31, 2010, and the value of our stock on that day was $7.40. As a result, the dollar amounts disclosed are merely estimates of the amounts or benefits that would be payable to the Named Executive Officers upon their termination or a change in control of our company. The actual dollar amounts can only be determined at the time of the Named Executive Officer’s termination or the change in control.

Equity-Based Plans and Awards

The phantom shares awarded to our Named Executive Officers as partial payment of their annual incentive compensation are granted pursuant to the Stock Awards Plan. Outstanding phantom shares, stock options and shares of restricted stock awarded to the Named Executive Officers under our 1998 Amended and Restated Stock Awards Plan and our Stock Awards Plan will become fully vested and, in the case of stock options, exercisable, upon the Named Executive Officer’s death or disability or upon a change in control of our company. The equity awards will be cancelled without payment if the Named Executive Officer is terminated for cause or for a reason other than death or disability.

For purposes of our equity compensation plans, termination for cause shall result if: (1) the officer acts dishonestly, and the direct or indirect consequence of such action is a personal enrichment to that executive, (2) the officer is unable to perform his duties in a satisfactory manner or (3) the officer fails to consistently perform his duties at a level that our Board has, by written notice, informed the officer is expected from him. An officer will be considered “disabled” if he becomes entitled to benefits under our long-term disability plan.

Pursuant to our Stock Awards Plan, a change in control may occur in two ways. If an equity award is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any event that would be considered a change in control under Section 409A of the Code will also trigger accelerated vesting for the award. If the equity award is not subject to Section 409A of the Code, a change of control shall mean the occurrence of any of the following events:

•	we are not the surviving entity in any merger, consolidation or other reorganization;

•	we sell, lease or exchange all or substantially all of our assets to a third party;

•	we dissolve or liquidate our company;

•	any person or entity acquires ownership of our securities which represent 35% or more of the voting power of our then outstanding securities entitled to vote in the election of directors; or

•	a change in the composition of our Board where less than the majority of the directors are “incumbent directors.” An “incumbent director” is any director as of the date the Stock Awards Plan was adopted or any director who is elected to our Board after such time by the vote of at least a majority of the directors in place at the time of the Stock Awards Plan’s adoption.

The following chart shows the amounts that each of our Named Executive Officers would have received due to the accelerated vesting on January 31, 2010 for a termination of employment due to death or disability or a change in control. In order for our Named Executive Officers to receive value from the acceleration of vesting for stock options, the value of the stock on January 31, 2010 (the date of the accelerated vesting and hypothetical exercise of such options) must be greater than the exercise price of the option. As of January 31, 2010, the Named Executive Officers held unvested stock options with an exercise price below $7.40, as indicated in the table below for accelerated stock options.

Value of Accelerated Equity Awards as of January 31, 2010

Name	Number of Securities	Value(1)
	(#)	($)

Billy F. Mitcham, Jr.
Restricted Stock	2,000	14,800
Stock Options	75,000	206,250
Total		221,050
Robert P. Capps
Restricted Stock	667	4,936
Stock Options	35,000	96,250
Total		101,186
Paul Guy Rogers
Restricted Stock	667	4,936
Stock Options	10,000	27,500
Total		32,436
Guy Malden
Restricted Stock	667	4,936
Stock Options	35,000	96,250
Total		101,186

(1)	The values for the restricted stock were calculated by multiplying (a) the number of unvested restricted stock held by each officer on January 31, 2010 by (b) $7.40, the fair market value of the stock on that day. The values for the accelerated stock options were calculated by multiplying (a) the number of unvested stock options with an exercise price less than $7.40 by (b) the difference between $7.40 and the exercise price of the stock options.

Employment Agreement with Billy F. Mitcham, Jr.

We have entered into an employment agreement with Mr. Mitcham, the general terms of which are described above. Mr. Mitcham’s severance provisions are dependent upon the following terms:

•	A for “cause” termination will occur if Mr. Mitcham: (1) materially breaches his employment agreement, (2) appropriates a material business opportunity for his own personal benefit, (3) engages in fraudulent or dishonest activities with respect to us or our business affairs or (4) is convicted of or is indicted for a criminal offense.

•	Constructive termination is defined as: (1) a material reduction in Mr. Mitcham’s duties and responsibilities without his prior consent or (2) a reduction in, or our failure to pay, any portion of Mr. Mitcham’s base salary.

•	Mr. Mitcham will have suffered a “disability” if, for physical or mental reasons, he is unable to perform his duties under the employment agreement for a period of 120 consecutive days or 180 days during any 12 month period.

Pursuant to this employment agreement, in the event Mr. Mitcham’s employment is terminated by us “without cause” or he terminates his employment with us within 60 days following a “constructive termination,” Mr. Mitcham will be entitled to a severance payment of $450,000, payable in equal monthly payments over a period of 24 months following the date of termination.

If Mr. Mitcham’s employment with us is terminated as a result of his disability, we will continue to pay to him his base salary (determined as of the date of his disability) for the lesser of (1) six consecutive months or (2) the period until disability insurance benefits commence under any disability insurance coverage furnished by us to Mr. Mitcham. Under our long-term disability insurance program, coverage commences on the 61st day after the covered employee is unable to perform his or her job functions, thus Mr. Mitcham would receive $66,600, which is two months of salary calculated according to the base salary Mr. Mitcham was receiving as of January 31, 2010.

Mr. Mitcham’s employment agreement provides for automatic expiration of any stock options Mr. Mitcham may hold at the time of either a for cause termination or a resignation. Upon a termination for any reason other than a termination for cause, resignation or death, his options will remain exercisable and will vest and expire in accordance with the terms of the applicable option agreements. If Mr. Mitcham’s employment with us is terminated as a result of his death, all of his outstanding options will become fully vested and exercisable as of the date of his death. All options will expire on the one-year anniversary of his death. The value of the accelerated vesting upon these events in accordance with the option agreements is disclosed in the “Value of Accelerated Equity Awards as of January 31, 2010” table above.

Mr. Mitcham’s employment agreement contains standard non-solicitation and non-compete provisions that are effective during the term of the employment agreement and for 24 months following his date of termination.

DIRECTOR COMPENSATION

General

Each year, the Compensation Committee reviews the total compensation paid to our non-employee directors and Non-Executive Chairman of our Board. The purpose of the review is to ensure that the level of compensation is appropriate to attract and retain a diverse group of directors with the breadth of experience necessary to perform our Board’s duties and to fairly compensate directors for their service. The review includes the consideration of qualitative and comparative factors. To ensure directors are compensated relative to the scope of their responsibilities, the Compensation Committee considers: (1) the time and effort involved in preparing for Board, committee and management meetings and the additional duties assumed by committee chairs; (2) the level of continuing education required to remain informed of broad corporate governance trends and material developments and strategic initiatives within our company; and (3) the risks associated with fulfilling their fiduciary duties.

The following table sets forth a summary of the compensation we paid to our non-employee directors during the fiscal year ended January 31, 2010. Directors who are our full-time employees, Messrs. Mitcham and Capps, receive no compensation for serving as directors.

Director Compensation for the Year Ended January 31, 2010

	Fees Earned or
Name	Paid in Cash	Option Awards(1)	Total
	($)	($)	($)

Peter H. Blum	79,000	78,967	157,967
John F. Schwalbe	35,000	20,800	55,800
R. Dean Lewis	32,000	20,800	52,800
Robert J. Albers	32,000	20,800	52,800

(1)	This column includes the grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718. These amounts reflect our accounting valuation of these awards and do not correspond to the actual value that will be recognized by our directors. Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements for the fiscal year ended January 31, 2010 included in our Annual Report on Form 10-K. The awards for which compensation expense was recognized consist of an award of 35,000 options to Mr. Blum and 10,000 options to each of Messrs. Schwalbe, Lewis and Albers granted on July 23, 2009. The aggregate number of stock option awards outstanding as of January 31, 2010 for each of the directors is as follows: Mr. Blum — 385,000 shares; Mr. Schwalbe — 95,000 shares; Mr. Lewis — 95,000 shares; and Mr. Albers — 40,000 shares.

Retainer/Fees

Each non-employee director receives the following compensation:

•	an annual cash retainer fee of $25,000 per year, plus an additional $50,000 for the Non-Executive Chairman of our Board;

•	an additional cash retainer of $5,000 per year for each member of the Audit Committee, plus an additional $3,000 per year for the chairperson of the Audit Committee; and

•	an additional cash retainer of $2,000 per year for each member of the Compensation Committee, plus an additional $2,000 per year for the chairperson of the Compensation Committee.

Equity-Based Compensation

In addition to cash compensation, our non-employee directors are eligible, at the discretion of our full Board, to receive discretionary grants of stock options or restricted stock or any combination thereof under our equity compensation plans. On July 23, 2009, our Board awarded options to purchase 10,000 shares of common stock to each non-employee director (except for the Non-Executive Chairman) and options to purchase 35,000 shares to our Non-Executive Chairman, Mr. Blum, pursuant our Stock Awards Plan. The grant was made after a review of the prior compensation of our non-employee directors. Mr. Blum’s option awards to purchase 25,000 shares vest over a three year period beginning on the first anniversary of the grant date. The remaining option awards vest on the first anniversary of their respective grant dates.

On July 23, 2009, each of our directors voluntarily surrendered stock option awards that had previously been awarded to them as detailed in the table below.

		Date of Original	Option Price of
Name	Shares Surrendered	Grant	Surrendered Grant
	($)	($)	($)

Peter H. Blum	60,000	7-12-07	20.00
John F. Schwalbe	30,000	7-12-07	20.00
R. Dean Lewis	30,000	7-12-07	20.00
Robert J. Albers	30,000	1-30-08	16.83

Securities Authorized for Issuance under Equity Compensation Plans

Information regarding our equity compensation plans as of January 31, 2010 is as follows:

EQUITY COMPENSATION PLAN INFORMATION

Number of securities
	Number of		remaining available for
	securities to be		future issuance under
	issued upon	Weighted-average	equity compensation
	exercise of	exercise price of	plans (excluding
	outstanding	outstanding options	securities reflected in
	options and rights	and rights	column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	1,526,000	$8.69	445,000 (1)
Equity compensation plans not approved by security holders(2)	—	—	—
Total	1,526,000	$8.69	445,000

(1)	As of January 31, 2010, these shares were available for issuance under our Stock Awards Plan pursuant to which our Compensation Committee, at its discretion, has the authority to grant stock options, SARs, restricted stock awards, performance awards, phantom stock, stock payments and other stock-based awards to employees, consultants and non-employee directors.

(2)	As of January 31, 2010, we did not have any compensation plans under which our equity securities were authorized for issuance that were not previously approved by security holders.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Hein & Associates LLP as our independent registered public accounting firm to conduct our audit for the fiscal year ending January 31, 2011.

The engagement of Hein & Associates LLP has been recommended by the Audit Committee and approved by our Board annually. The Audit Committee has reviewed and discussed the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2010, and has recommended, and our Board has approved, their inclusion therein. See “Audit Committee Report” included elsewhere in this proxy statement.

Although shareholder ratification of the selection of Hein & Associates LLP is not required, the Audit Committee and our Board consider it desirable for our shareholders to vote upon this selection. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it believes that such a change would be in the best interests of our shareholders and us.

One or more representatives of Hein & Associates LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. The representatives of Hein & Associates LLP are expected to be available to respond to appropriate questions.

Our Board recommends a vote “FOR” the ratification of the selection of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2011.

FEES AND EXPENSES OF HEIN & ASSOCIATES LLP

The following table sets forth the amount of audit fees, audit-related fees and tax fees billed or expected to be billed by Hein & Associates LLP, our independent registered public accounting firm, for the fiscal years ended January 31, 2010 and January 31, 2009:

	2010	2009

Audit fees(1)	$379,500	$504,500
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total Fees	$379,500	$504,500

(1)	Includes the audit of our annual consolidated financial statements, the review of our Quarterly Reports on Form 10-Q and, for 2009, the audit of our system of internal controls over financial reporting.

The Audit Committee also has approved a policy that requires committee pre-approval of the compensation and terms of service for audit services and any permitted non-audit services based on ranges of fees, and any changes in terms, conditions and fees resulting from changes in audit scope or other matters. Any proposed audit or non-audit services exceeding the pre-approved fee ranges require additional pre-approval by the Audit Committee or its chairman. All of the above fees were pre-approved pursuant to this policy.

AUDIT COMMITTEE REPORT

The Audit Committee was established to implement and to support oversight function of the Board of Directors with respect to the financial reporting process, accounting policies, internal controls and independent registered public accounting firm of Mitcham Industries, Inc.

The Board of Directors, in its business judgment, has determined that each of Messrs. Schwalbe, Lewis and Albers is an independent director, as that term is defined in Rule 5605 of the NASDAQ Marketplace Rules, and meets the Securities and Exchange Commission’s additional independence requirements for members of audit committees. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Schwalbe has the necessary accounting and financial expertise to serve as chairman. The Board of Directors has determined that Mr. Schwalbe is an “audit committee financial expert” following a determination that Mr. Schwalbe met the criteria for such designation under the Securities and Exchange Commission’s rules and regulations.

In fulfilling its responsibilities, the Audit Committee:

•	reviewed and discussed the audited financial statements contained in Mitcham Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 with management and the independent registered public accounting firm, Hein & Associates LLP;

•	discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, “Communications with Audit Committees;”

•	received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed the independent registered public accounting firm’s independence with the firm; and

•	considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Mitcham Industries, Inc.’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010.

Respectfully submitted by the Audit Committee,

John F. Schwalbe (Chairman)
R. Dean Lewis
Robert J. Albers

ANNUAL REPORT

A copy of our Annual Report to Shareholders, which consists of our Annual Report on Form 10-K for the fiscal year ended January 31, 2010, accompanies this proxy statement. Except for the financial statements included in the Annual Report that are specifically incorporated by reference herein, the Annual Report is not incorporated in this proxy statement and is not to be deemed part of this proxy soliciting material.

We have filed our Form 10-K for the fiscal year ended January 31, 2010 with the Securities and Exchange Commission. It is available free of charge at the Securities and Exchange Commission’s web site at www.sec.gov. Upon written request by a shareholder, we will mail, without charge, a copy of our Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits to the Form 10-K. Exhibits to the Form 10-K are available upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.

OTHER MATTERS

As of the date hereof, our Board knows of no other business to be presented at the Annual Meeting. If any other matter properly comes before the meeting, however, it is intended that the persons named in the accompanying proxy will vote the proxy in accordance with the discretion and instructions of our Board.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Pursuant to the Securities and Exchange Commission’s rules and regulations, shareholders interested in submitting proposals for inclusion in our proxy materials and for presentation at our 2011 Annual Meeting of Shareholders may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. In general, shareholder proposals must be received by our Corporate Secretary at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175 no later than February 4, 2011 to be eligible for inclusion in our proxy materials.

In addition, shareholders may present business at a shareholder meeting without having submitted the proposal pursuant to Rule 14a-8 as discussed above. For business to be properly brought or nominations of persons for election to our Board to be properly made at the time of our 2011 Annual Meeting of Shareholders, notice must be received by our Corporate Secretary at the address in the preceding paragraph by April 20, 2011.

Detailed information for submitting shareholder proposals and director nominations is available upon written request to our Corporate Secretary at Mitcham Industries, Inc., P.O. Box 1175, Huntsville, Texas 77342-1175.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JULY 27, 2010.

The Notice of Annual Meeting of Shareholders, our Proxy Statement for the Annual Meeting and our Annual Report to Shareholders for the fiscal year ended January 31, 2010 are available at www.proxyvote.com

MITCHAM INDUSTRIES, INC.
8141 SH 75 SOUTH
HUNTSVILLE, TX 77340

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2
1
1

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

CONTROL # → 000000000000

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends that you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Billy F. Mitcham, Jr. 02 Peter H. Blum 03 Robert P. Capps 04 R. Dean Lewis 05 John F. Schwalbe
06 Robert J. Albers

The Board of Directors recommends you vote FOR the following proposal(s):

	For	Against	Abstain
2. RATIFICATION OF THE SELECTION OF HEIN & ASSOCIATES LLP AS MITCHAM INDUSTRIES, INC.'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2011.	☐	☐	☐

02 0000000000

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

0000068670_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

MITCHAM INDUSTRIES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON TUESDAY, JULY 27, 2010

The undersigned hereby constitutes and appoints Billy F. Mitcham, Jr. and Peter H. Blum, and each of them, the attorneys and proxies of the undersigned with full power of substitution to appear and to vote all of the shares of the common stock of Mitcham Industries, Inc. held of record by the undersigned on May 8, 2010 as if personally present at the Anuual Meeting of Shareholders to be held on Tuesday, July 27, 2010, and any adjournment or postponement thereof, as designated on the reverse.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MITCHAM INDUSTRIES, INC. THE PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED ON THE REVERSE AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY REVOKES ALL PREVIOUSLY SIGNED PROXIES.

YOU ARE URGED TO DATE, SIGN AND RETURN PROMPTLY THIS PROXY IN THE ENVELOPE PROVIDED. IT IS IMPORTANT FOR YOU TO BE REPRESENTED AT THE ANNUAL MEETING. THIS PROXY MUST BE RECEIVED BY MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED OR ELECTRONICALLY VIA THE INTERNET AT www.proxyvote.com OR BY PHONE AT+1-800-690-6903

Continued and to be signed on reverse side

0000068670_2 R2.09.05.010